Exhibit 99.1

Hunt Companies Acquisition Corp. I Announces Pricing of $200 Million Initial Public Offering

EL PASO, Texas, Nov. 8, 2021 (GLOBE NEWSWIRE) – Hunt Companies Acquisition Corp. I (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “HTAQ.U” beginning on November 9, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “HTAQ” and “HTAQ WS,” respectively. The offering is expected to close on November 12, 2021, subject to customary closing conditions.

Hunt Companies Acquisition Corp. I is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While we will not be limited to a particular industry or geographic region in identifying and acquiring a target company, we intend to focus our search on businesses within the renewable energy, infrastructure services, and real asset services sectors.

Hunt Companies Acquisition Corp. I is led by Chairman & CEO Chris Hunt, Vice Chairman Jim Hunt, Senior Advisor Woody Hunt, Executive Vice President & Head of Corporate M&A Ryan McCrory, and CFO Clay Parker. The Company’s independent directors include David Rogers, Susan Harris, and John Carey.

Jefferies LLC is acting as sole bookrunning manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Jefferies LLC at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Ryan McCrory
Executive Vice President & Head of Corporate M&A
915-533-1122
ryan.mccrory@huntcompanies.com